                     SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

                                  FORM 15

       CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
          SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
       SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
               OF THE SECURITIES EXCHANGE ACT OF 1934

                                                Commission File Number: 0-15811

                         BRODERBUND SOFTWARE, INC.
        (Exact name of registrant as specified in its charter)

                           500 Redwood Boulevard
                          Novato, California 94948
                         Telephone: (415) 382-4400
     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       Common Stock, $0.01 par value
        (Title of each class of securities covered by this Form)

                                   None
                    (Titles of all other classes of
                  securities for which a duty to file
             reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)      /x/            Rule 12h-3(b)(1)(i)      /x/
Rule 12g-4(a)(1)(ii)     / /            Rule 12h-3(b)(1)(ii)     / /
Rule 12g-4(a)(2)(i)      / /            Rule 12h-3(b)(2)(i)      / /
Rule 12g-4(a)(2)(ii)     / /            Rule 12h-3(b)(2)(ii)     / /
                                        Rule 15d-6               / /


     Approximate number of holders of record as of the certification or notice date: 1

     Pursuant to the requirements of the Securities Exchange Act of 1934, Broderbund Software, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  September 1, 1998                By:  /s/ R. Scott Murray
                                             ---------------------------------
                                             R. Scott Murray, President